Exhibit 99.1

Media contact:

Christopher Bona

312.292.5052

mediainfo@ryerson.com

RYERSON APPOINTS ERICH S. SCHNAUFER INTERIM CHIEF FINANCIAL OFFICER

(Chicago – June 1, 2015) – Ryerson Holding Corporation (NYSE: RYI), a leading processor and distributor of metals, today announced the appointment of Erich S. Schnaufer to the position of interim chief financial officer effective June 1, 2015. Mr. Schnaufer is currently the company’s controller and chief accounting officer. He succeeds Edward J. Lehner who was appointed as the company’s president and CEO.

“While we are conducting a search for a chief financial officer, Erich’s more than 25 years of financial and accounting leadership and experience, which includes 10 years in metals distribution, uniquely qualifies him to step in during the transition as we continue our work in advancing Ryerson’s transformation,” said Mr. Lehner.

Mr. Schnaufer joined Ryerson in 2005 and was promoted in 2007 to controller and chief accounting officer responsible for accounting, tax and financial reporting. Prior to joining Ryerson, Mr. Schnaufer held senior financial and accounting management roles at several public companies including Alternative Resources Corporation and Midway Games. He has a bachelor’s degree in accounting from the University of Illinois, a master’s degree in business administration from DePaul University’s Kellstadt Graduate School of Business and is a Certified Public Accountant.

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries,

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including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,700 employees in more than 100 locations.

Visit Ryerson at www.ryerson.com

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